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                                                                Exhibit 99.c1(a)





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective-Amendment No. 3 to Registration Statement No. 33-61079 on Form S-6 of The Prudential Variable Appreciable Account of The Prudential Insurance Company of America (a) of our report dated February 15, 1996 relating to the financial statements of The Prudential Variable Appreciable Account, and (b) of our report dated June 4, 1997 relating to the consolidated financial statements of The Prudential Insurance Company of America and subsidiaries in the Prospectus, which is part of such Registration Statement, and (c) to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche, LLP
Parsippany, New Jersey
April 24, 1998




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